Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
OCI Partners LP:
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-191755) of OCI Partners LP of our report dated March 24, 2016, with respect to the consolidated balance sheets of OCI Partners LP as of December 31, 2015 and 2014, and the related consolidated statements of operations, member’s capital and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of OCI Partners LP. Our report dated March 24, 2016 refers to a change in accounting for debt issuance costs.
/s/ KPMG LLP
Houston, Texas
March 24, 2016